Exhibit (h.5)

TRANSFER AND DIVIDEND DISBURSING AGENT AGREEMENT

THIS AGREEMENT is made and entered into on this 1st day of July, 2009, between Madison Asset Management, LLC (“MAM”), on behalf of each of the Ultra Series Fund (“Trust”) and its series (“Funds”), and CUNA Mutual Insurance Society (“CUNA Mutual”).

WITNESSETH

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940 (“1940 Act”);

WHEREAS, the Trust is authorized to issue shares of beneficial interests (“Shares”) of each Fund;

WHEREAS, MAM provides certain administrative services to the Trust and is authorized to retain a third party to provide the services described in this Agreement;

WHEREAS, MAM desires to retain CUNA Mutual as the transfer and dividend disbursing agent of Fund Shares; and

WHEREAS, CUNA Mutual has represented that it is not required to register as a transfer agent with the Securities and Exchange Commission to provide services under this Agreement.

NOW, THEREFORE, MAM and CUNA Mutual do mutually agree and promise as follows:

1.     APPOINTMENT. MAM hereby appoints CUNA Mutual to act as transfer and dividend disbursing agent of the Shares of each Fund that may be offered by the Trust from time to time. CUNA Mutual shall, at its own expense, render the services and assume the obligations set forth in this Agreement subject to being compensated as provided in this Agreement.

2.     AUTHORITY OF CUNA MUTUAL. CUNA Mutual is hereby authorized to receive all cash that may from time to time be delivered to it by or for the account of the Funds; to issue confirmations and/or certificates for Shares of the Funds upon receipt of payment; to redeem or repurchase on behalf of the Funds Shares upon properly executed written requests as described in the current prospectus of each Fund and to act as dividend disbursing agent for the Funds.

3.     DUTIES OF CUNA MUTUAL. CUNA Mutual hereby agrees to:

A.     Process new accounts for separate accounts and/or retirement plans eligible to purchase Shares in accordance with the Funds’ then-current prospectus.

B.     Process purchases, both initial and subsequent, of Fund Shares in accordance with conditions set forth in the then-current prospectus of each Fund.

C.     Transfer Fund Shares to an existing account or to a new account upon receipt of required documentation in good order.

D.     Redeem un-certificated and/or certificated shares upon receipt of required documentation in good order.

E.     Issue and/or cancel certificates as instructed; replace lost, stolen or destroyed certificates upon receipt of satisfactory indemnification or bond.

F.     Reinvest dividends and/or capital gain distributions.

G.     Process exchanges between Funds.

H.     Make miscellaneous changes to records.

I.     Prepare and mail a confirmation to shareholders as each transaction is recorded in a shareholder account.

J.     Handle phone calls and correspondence in reply to shareholder requests.

K.     Prepare reports reasonably requested by the Funds related to the records kept by CUNA Mutual.

L.     Perform control and reconciliation of Fund Shares.

M.     Provide information necessary for periodic mailings to shareholders.

N.     Prepare and mail required Federal income taxation information to shareholders to whom dividends or distributions are paid, with a copy for the IRS and a copy for the Trust if required.

O.     Provide readily obtainable data which may from time to time be requested for audit, sales and board reporting purposes.

P.     Replace lost or destroyed checks.

Q.     Continuously maintain all records for active and closed accounts.

R.     Furnish and mail shareholder data information for a current calendar year in connection with retirement accounts.

S.     Respond to shareholder inquiries.

T.     Perform ministerial and clerical work involved in effecting any Fund transaction.

U.     Carry out the Fund’s Anti-Money Laundering policies, including carrying out the Fund’s Customer Identification Program and any other applicable requirements of the USA Patriot Act of 2001.

V.     Assist the Fund’s with complying with abandoned property laws.

W.     Promptly deliver payment and appropriate documentation of payment to the Fund’s custodian.

4.     COMPENSATION AND REIMBURSEMENT TO CUNA MUTUAL. CUNA Mutual’s annual fee for the services provided under this Agreement for the initial term shall be $15,000. Fees for future terms shall be as agreed between the parties. Fees shall be paid in four quarterly installments due on the first day of each quarter for the preceding quarter. MAM, on behalf of the Trust will also reimburse CUNA Mutual for all out-of-pocket expenses in connection with the printing and mailing of any Fund materials to beneficial owners of the Funds.

5.     RECORDKEEPING. The parties hereby agree to the following:

A.     CUNA Mutual shall keep records relating to the services to be performed under this Agreement, in the form and manner as it may deem advisable and as required by applicable law. CUNA Mutual shall record issuance of Fund Shares and maintain consistent with Rule 17Ad-10(e) under the Securities Exchange Act of 1934, as amended, a record of the total number of Fund Shares authorized, based on data provide by the Fund, and issued and outstanding. CUNA Mutual shall also maintain a daily record and product a daily report for the Fund of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Fund for each business day to the Fund no later than 9:00 a.m., Central Time, or such other time as the parties agree, the next business day.

B.     To the extent required by Section 31 of the 1940 Act, and its related rules, CUNA Mutual agrees that all such records prepared or maintained by CUNA Mutual relating to the services to be performed by CUNA Mutual under this Agreement are the property of the Trust and will be preserved, maintained and made available in accordance with Section 31 of the 1940 Act and its related rules, and will be surrendered promptly to the Trust or MAM on and in accordance with the MAM or the Trust’s request. MAM, the Trust and their authorized representatives shall have access to CUNA Mutual’s records relating to the services to be performed under this Agreement at all times during CUNA Mutual’s normal business hours. Upon the reasonable request of MAM or the Trust, copies of any such records shall be provided promptly by CUNA Mutual to MAM, the Trust or their authorized representatives.

C.     CUNA Mutual and MAM agree that all books, records, information, and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required to carry out the provisions of this Agreement or by law.

6.     LIMITATION OF SHAREHOLDER LIABILITY. Neither the Trustees of the Trust, the officers of the Trust, nor the shareholders of each Fund shall be liable for any obligations of the Trust or of the Funds under this Agreement, and CUNA Mutual agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of MAM, the Trust or the Fund to which CUNA Mutual’s rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Trust, the officers of the Trust or the shareholders of the Funds.

7.     TAXES. CUNA Mutual shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Trust or any shareholder or any purchase of Shares, excluding taxes assessed against CUNA Mutual for compensation received by it under this Agreement.

8.     RIGHTS AND POWERS OF CUNA MUTUAL. CUNA Mutual’s rights and powers with respect to acting for and on behalf of MAM and the Trust, including rights and powers of CUNA Mutual’s officers and directors, shall be as follows:

A.     No order, direction, approval, contract or obligation on behalf of MAM or the Trust with or in any way affecting CUNA Mutual shall be deemed binding unless made in writing and signed on behalf of MAM or the Trust by an officer or officers or others who have been duly authorized to so act on behalf of MAM or the Trust by its Board of Directors/Trustees.

B.     Trustees, directors, officers, agents and shareholders of MAM and the Trust are or may at any time or times be interested in CUNA Mutual as officers, directors, agents, policyowners, or otherwise. Correspondingly, directors, officers, agents and shareholders of CUNA Mutual are or may at any time or times be interested in MAM and/or the Trust as directors, officers, agents, shareholders or otherwise. CUNA Mutual is expected to be a shareholder of the Trust through its own account and/or the separate accounts supporting the variable annuity contracts and variable life insurance policies it issues.

C.     The services of CUNA Mutual under this Agreement are not to be deemed exclusive and CUNA Mutual shall be free to render similar services to others as long as its services for others do not in any manner or way hinder, preclude or prevent CUNA Mutual from performing its duties and obligations under this Agreement.

D.     MAM will indemnify CUNA Mutual and hold it harmless from and against all costs, losses, and expenses which may be incurred by it and all claims or liabilities which may be asserted or assessed against it as a result of any action taken by it without negligence and in good faith, and for any act, omission, delay or refusal made by CUNA Mutual in connection with this agency in reliance upon or in accordance with any instruction or advice of any duly authorized officer of MAM or the Trust.

9.     TERMINATION OF AGREEMENT. This Agreement shall continue in force for one year from its effective date, and then from year to year unless terminated upon 60 day’s notice prior to the renewed term. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated at any time, without payment of any penalty, by MAM or CUNA Mutual upon sixty (60) days’ written notice to the other party.

10.      AMENDMENT. This Agreement may be amended by the mutual written consent of the parties.

11.     NOTICE. Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, addressed and delivered, or mailed postpaid to the other party at the principal place of business of such party.

12.     ASSIGNMENT. Except as otherwise provided in this Agreement, neither this Agreement nor any rights or obligations under this Agreement may be assigned by either party without the written consent of the other party. This agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. CUNA Mutual may, without further consent on the part of MAM or the Trust, subcontract for the performance hereof with any entity, including affiliated persons of the CUNA Mutual; provided however, that CUNA Mutual shall be as fully responsible to the Trust for the acts and omissions of any subcontractor as CUNA Mutual is for its own acts and omissions.

13.     FORCE MAJEURE. CUNA Mutual shall not be liable or responsible for delays or errors by reason of circumstances beyond its control, including, but not limited to, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots or failure of communication or power supply.

14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin; provided however that nothing herein shall be construed in a manner inconsistent with any applicable federal securities laws.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the day and year first stated above.

MADISON ASSET MANAGEMENT, LLC	CUNA MUTUAL INSURANCE SOCIETY
By: [name and title]	By: [name and title]